Exhibit 99.1

CrossAmerica Partners Enters into a New $750 Million Credit Facility

ALLENTOWN, PA, April 2, 2019 – CrossAmerica Partners LP (NYSE: CAPL) today announced that it entered into a new five-year, $750 million Revolving Credit Facility with a syndicate of lenders led by Citizens Bank, N.A. The new facility replaces the Partnership’s previous $650 million Revolving Credit Facility that was scheduled to expire April 25, 2020.

"We are pleased to finalize a new, five-year agreement with our banking partners. It provides us with financial flexibility and increases our borrowing capacity going forward,” said Evan Smith, CrossAmerica’s Chief Financial Officer. “We appreciate the support that we received from our lenders during this process, as this facility extends our maturity profile, provides favorable rates and positions us to grow our business into the future.”

The New Facility matures on April 1, 2024, and, subject to certain conditions, may be increased by an additional $300 million.   Borrowings under the New Facility bear interest, at CrossAmerica’s option, at a rate equal to the LIBOR plus a margin of 1.50% to 2.50% per annum or a base rate plus a margin of 0.50% to 1.50% per annum, depending on CrossAmerica’s consolidated leverage ratio. As of April 2nd, the applicable margin for LIBOR borrowings was 2.25%, and the applicable margin for base rate borrowings was 1.25%.

CrossAmerica will also be filing a Form 8-K with the Securities and Exchange Commission describing additional terms and conditions of the new agreement.

About CrossAmerica Partners LP

CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to over 1,200 locations and owns or leases approximately 900 sites. With a geographic footprint covering 31 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Forward-Looking Statement

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “anticipate”, “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available on the Partnership’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contact - Randy Palmer, Investor Relations, 210-742-8316